Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE
Synalloy Reports First Quarter 2019 Results:
"Synalloy Posts Record First Quarter Sales, Reaffirms Fiscal Year 2019 Guidance"

Richmond, Virginia, April 30, 2019...Synalloy Corporation (Nasdaq: SYNL), today announced net sales for the first quarter of 2019 of $84.8 million. This represents an increase of $26.3 million or 45% when compared to net sales for the first quarter of 2018. Excluding the net sales of ASTI and Munhall-Galvanized, net sales for the first quarter of 2019 increased $10.3 million, or 17.6% compared to net sales for the first quarter of 2018.
For the first quarter of 2019, the Company recorded a net loss of $0.9 million, or $0.10 diluted loss per share, compared to net income of $3.8 million, or $0.44 diluted earnings per share for the first quarter of 2018. Excluding the financial results of ASTI and Munhall-Galvanized, net income for the first quarter of 2019 decreased $5.1 million, or 126% compared to net income for the first quarter of 2018. The first quarter of 2019 was negatively impacted by inventory price change losses which, on a pre-tax basis, totaled $3.4 million, compared to a $2.5 million gain in the first quarter of 2019.
The Company also reports its performance utilizing two non-GAAP financial measures: Adjusted Net Income and Adjusted EBITDA. The Company's performance, as calculated under the two measures, is as follows:

•
Adjusted Net Income for the first quarter of 2019 was $0.6 million, or $0.07 adjusted diluted earnings per share, a decrease of $3.1 million from Adjusted Net Income of $3.7 million, or $0.43 adjusted diluted earnings per share for the first quarter of 2018.

•	Adjusted EBITDA decreased $2.9 million for the first quarter of 2019 to $4.8 million (5.6% of sales), from $7.6 million (13.0% of sales) for the first quarter of 2018.

The Company's results are periodically impacted by factors that are not included as adjustments to our non-GAAP measures, but which represent items that help explain differences in period to period results. As mentioned above, for the first quarter of 2019, the most significant of those was inventory price change losses which, on a pre-tax basis, totaled $3.4 million, compared to a $2.5 million gain in the first quarter of 2018, representing a decrease of $5.9 million in pre-tax income compared to the prior year.

“We are very pleased with the Company’s performance in the first quarter, with all business units performing in-line or exceeding the 2019 forecast for revenue and earnings,” said Craig C. Bram, President and CEO. “The ASTI acquisition exceeded our expectations in the first quarter, both in terms of sales and profits. The markets for high-end ornamental stainless steel tubing remain robust and we are excited about what this new business can contribute going forward. As previously noted, metal price adjustments in the commodity welded stainless steel pipe and tube product line swung from a profit of $2.5 million in the first quarter of 2018 to a loss of $3.4 million in the first quarter of this year. Stainless steel surcharges in the first quarter of this year averaged about 25% less than at the end of the third quarter of last year, generating inventory losses over the past five months. However, assuming surcharges hold at current levels, we anticipate metal price adjustments to reverse and begin to generate profits starting in April. The Chemicals Segment continued to show organic growth in revenue and profit in the first quarter and the pipeline of new products is encouraging,” said Bram.

Metals Segment
The Metals Segment's net sales for the first quarter of 2019 totaled $71.1 million, an increase of $25.6 million or 56% from the first quarter of 2018. Excluding the net sales of ASTI and Munhall-Galvanized, Metals Segment net sales for the first quarter of 2019 increased $9.6 million, or 21%, compared to net sales for the first quarter of 2018.
Sales of seamless carbon pipe and tube were up 1.8% over last year’s first quarter. Storage tank and vessel sales increased 70.2% over last year’s first quarter. Excluding ASTI and Munhall-Galvanized, stainless-steel pipe and tube sales were up 14.6% over the first quarter of 2019.
The backlog for our subsidiary, Bristol Metals, LLC, as of March 31, 2019 was $43.7 million, an increase of 28% when compared to the first quarter of 2018. The backlog for our subsidiary, Palmer of Texas Tanks, Inc., as of March 31, 2019 was $15.8 million, a decrease of 18%, when compared to the first quarter of 2018. The decrease in backlog is primarily attributable to increased throughput as opposed to a decline in order activity. Monthly throughput in the first quarter increased by over 30% from the prior two quarters, both from reduced employee turnover and improvements in the paint and blast department.

The Metals Segment's operating income decreased $4.6 million to $1.4 million for the first quarter of 2019 compared to $6.0 million for the first quarter of 2018.

Current quarter operating results were affected by the following factors:

a)
Nickel prices and resulting surcharges for 304 and 316 alloys ended the first quarter of 2019 lower than the previous two quarters, with surcharges decreasing by $0.05 and $0.06 per pound, respectively, from December 2018 and $0.16 and $0.19 per pound, respectively from September 2018. That combined reduction in the nickel indices resulted in substantially lower pricing in the first quarter, generating a net unfavorable operating impact of $3.4 million related to metal pricing. Compared to a period of rising nickel pricing in the first quarter of 2018, which generated metal pricing gains of $2.5 million, the first quarter of 2019 was unfavorable $5.9 million compared to the first quarter of 2018;

b)
The acquisition of ASTI lowered first quarter operating income by $1.3 million, primarily from purchase price accounting that marks up purchased inventory to fair value selling price, thus eliminating profits on the acquired inventory that was sold during the period;

c)
Year-over-year improvements in welded pipe and tube, including organic growth as well as the addition of ASTI, and substantial improvement in Palmer tank sales, yielded volume and product mix related incremental operating profits totaling $2.8 million; and

d)
Seamless carbon pipe and tube showed an improvement of 1.8% in sales; however, the impact of higher priced tariff materials, lower pricing driven by increased distributor inventories and some lower margin first quarter project business, all resulted in compressed margins of approximately 3%, lowering operating profit by approximately $0.2 million. Some of those impacts should moderate as the year progresses, resulting in more favorable margin performance.

Specialty Chemicals Segment
Net sales for the Specialty Chemicals Segment in the first quarter of 2019 totaled $13.7 million, representing a $0.7 million or 5% increase from the same quarter of 2018.
Net sales continued to benefit during the first quarter 2019 primarily from demand in both contract/toll manufacturing and proprietary products.
Operating income for the Specialty Chemicals Segment for the first quarter of 2019 was $0.6 million, a total that met plan expectations for the seasonally low, first quarter of the year. The result represents a 9% improvement over the first quarter of 2018, excluding a $0.3 million favorable gain booked in the first quarter of 2018 related to a successful legal claim.

Other Items
Unallocated corporate expenses for the first quarter of 2019 increased $0.8 million or 54% to $2.3 million (2.7% of sales) compared to $1.5 million (2.6% of sales) for the first quarter of 2018. The first quarter increase resulted primarily from higher professional fees ($0.3 million), higher stock option/grant compensation ($0.3 million), and higher employee benefits ($0.1 million).
Acquisition costs were $1.6 million for the first quarter of 2019 ($1.3 million recorded in Metals Segment Cost of Sales and $0.3 million in unallocated SG&A), resulting from costs associated with the January 1, 2019 American Stainless acquisition. This compares to $0.2 million (Metals Segment Cost of Sales) during the first quarter of 2018.
Interest expense was $1.0 million and $0.3 million for the first quarters of 2019 and 2018, respectively. The increase was related to higher average debt outstanding in the first quarter of 2019, as additional borrowings were primarily related to acquisitions and to support working capital requirements associated with increased business activity.
During the first quarter of 2019, the Company recorded a realized gain of $0.3 million on the sale of equity securities, offset by a net unrealized loss of $0.1 million on the investments in equity securities held as of March 31, 2019.
The effective tax rate was 30.5% for the three-month period ended March 31, 2019. The March 31, 2019 effective tax rate is higher than the statutory rate of 21 percent due to state taxes, net of the federal benefit, and discrete tax benefits on our stock compensation plans. The effective tax rate was 21.6% for the three-month period ended March 31, 2018.  The 2018 effective tax rate was higher than the federal statutory rate of 21% due to state tax expense, net of the federal benefit.

The Company's cash balance decreased $1.6 million to $0.6 million as of March 31, 2019 compared to $2.2 million at December 31, 2018. Fluctuations affecting cash flows during the period were comprised of the following:

a)
Net inventories remained relatively consistent at March 31, 2019 when compared to December 31, 2018, mainly due to efforts to balance inventory with projected business levels. Excluding the impact of American Stainless' acquired inventory, the Company generated $5.2 million of operating cash flows from the relief of inventory during the three months ended March 31, 2019. Inventory turns increased from 1.81 turns at December 31, 2018, calculated on a three-month average basis, to 2.15 turns at March 31, 2019;

b)
Accounts payable increased $5.4 million as of March 31, 2019 as compared to December 31, 2018. The majority of the increase is related to increased levels of purchasing activity across all sectors of the business, including first quarter receipts of inventory that were still unpaid on normal terms at the end of the quarter. Accounts payable days outstanding were approximately 36 days at March 31, 2019 compared to 37 days at December 31, 2018;

c)
Net accounts receivable increased $5.8 million at March 31, 2019 as compared to December 31, 2018, which primarily resulted from a 14% increase in sales for the last two months of the first quarter of 2019 compared to the last two months of the fourth quarter of 2018. Days sales outstanding, calculated using a three-month average basis, decreased from 52 days outstanding at the end of December 2018 to 50 days at the end of the March 31, 2019;

d)	On January 1, 2019, the Company paid $21.9 million to complete the ASTI acquisition;

e)	The Company purchased and sold equity securities during the three-month period ended March 31, 2019, which resulted in net cash proceeds of $0.3 million;

f)	Capital expenditures for the first three months of 2019 were $1.0 million; and

g)	The Company paid out $0.6 million during the first three months of 2019 related to the earn-out liabilities from the 2018 MUSA-Galvanized and 2017 MUSA-Stainless acquisitions.
The Company increased its overall debt balance by $15.1 million during the first three months of 2019 and had $91.5 million of total borrowings outstanding with its lender as of March 31, 2019. Covenants under the Credit Agreement include maintaining a minimum fixed charge coverage ratio, maintaining a minimum tangible net worth, and a limitation on the Company’s maximum amount of capital expenditures per year, which is in line with currently projected needs. As of March 31, 2019, the Company had $25.2 million of remaining available capacity under its Line of credit. The Company was in compliance with all covenants as of March 31, 2019.
Outlook
Our forecast for the entire Company for 2019 remains unchanged. We are projecting revenue of $340 million and Adjusted EBITDA of $30 million. Adjusted EBITDA reflects metal losses and unfavorable manufacturing variances totaling approximately $3.9 million. In the Metals Segment, our forecast calls for demand in the North American welded stainless steel pipe market to be similar to that of 2018. However, early indications are that market volume in the first quarter was down by as much as 13% over the same period last year. This is likely a reflection of ramped up buying activity in the first quarter of 2018 in advance of the tariffs, as opposed to an actual decline in demand. Our shipments of welded stainless steel pipe in the first quarter of this year were down about 7% from the same period last year, so we outperformed the market and gained share among the domestic producers.
Synalloy Corporation (Nasdaq: SYNL) is a growth-oriented company that engages in a number of diverse business activities including the production of stainless steel pipe and tubing, galvanized pipe and tubing, fiberglass and steel storage tanks, specialty chemicals, and the master distribution of seamless carbon pipe and tubing. For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Forward-Looking Statements
This earnings release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil and nickel prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; negative or unexpected results from tax law changes; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.

Non-GAAP Financial Information
Financial statement information included in this earnings release includes non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted Net Income and Adjusted Diluted Earnings per Share are non-GAAP measures and exclude discontinued operations, goodwill impairment, stock option / grant costs, acquisition costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, unrealized (gains) and losses on investments in equity securities, casualty insurance gain, and retention costs from net income. They also utilize a constant effective tax rate to reflect tax neutral results.
Adjusted EBITDA is a non-GAAP measure and excludes discontinued operations, goodwill impairment, interest expense, change in fair value of interest rate swap, income taxes, depreciation, amortization, stock option / grant costs, acquisition costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, unrealized (gains) and losses on investments in equity securities, casualty insurance gain and retention costs from net income.
Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Contact: Dennis Loughran at (804) 822-3266

Synalloy Corporation Comparative Analysis
Condensed Consolidated Statement of Operations

	Three Months Ended March 31
(unaudited)	2019	2018

Net sales
Metals Segment	$71,103,000	$45,493,000
Specialty Chemicals Segment	13,701,000	12,988,000
	$84,804,000	$58,481,000
Operating income
Metals Segment	$1,437,000	$6,017,000
Specialty Chemicals Segment	614,000	863,000

Unallocated expense (income)
Corporate	2,308,000	1,503,000
Acquisition costs	282,000	—
Earn-out adjustments	17,000	154,000
Operating (loss) income	(556,000)	5,223,000
Interest expense	1,024,000	314,000
Change in fair value of interest rate swap	48,000	(73,000)
Other (income) expense	(295,000)	88,000

Net (loss) income before income taxes	(1,333,000)	4,894,000
(Benefit) provision for income taxes	(406,000)	1,059,000

Net (loss) income	$(927,000)	$3,835,000

Net (loss) income per common share
Basic	$(0.10)	$0.44
Diluted	$(0.10)	$0.44

Average shares outstanding
Basic	8,927,000	8,746,000
Diluted	8,927,000	8,806,000

Other data:
Adjusted EBITDA (1)	$4,767,000	$7,627,000

(1) The term Adjusted EBITDA is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. An item is included in the measure if its periodic value is inconsistent and sufficiently material that not identifying the item would render period comparability less meaningful to the reader or if including the item provides a clearer representation of normalized periodic earnings.  The Company includes in Adjusted EBITDA two categories of items: 1) Base EBITDA components, including: earnings before discontinued operations, interest (including change in fair value of interest rate swap), income taxes, depreciation and amortization, and 2) Material transaction costs including: goodwill impairment, acquisition costs, acquisition related retention costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, (gains) losses associated with Sale-leaseback, stock option/grant costs, and other adjustments (lesser value items meeting the criteria, where cumulative impact in a period is material). For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown on next page.

Reconciliation of Net (Loss) Income to Adjusted EBITDA
	THREE MONTHS ENDED
(unaudited)	Mar 31, 2019	Mar 31, 2018
Consolidated
Net (loss) income	$(927,000)	$3,835,000
Adjustments:
Interest expense	1,024,000	314,000
Change in fair value of interest rate swap	48,000	(73,000)
Income taxes	(406,000)	1,059,000
Depreciation	1,890,000	1,371,000
Amortization	924,000	577,000
EBITDA	2,553,000	7,083,000
Acquisition costs (1)	1,640,000	186,000
Earn-out adjustments	17,000	154,000
(Gain) loss on equity securities	(273,000)	88,000
Stock option / grant costs	616,000	192,000
Straight line lease cost	137,000	92,000
Amortized gain on sale of assets - sale-leaseback	—	(84,000)
Retention expense	79,000	42,000
Adjusted EBITDA	$4,767,000	$7,627,000
% sales	5.6%	13.0%

Other (unfavorable) favorable impacts to income (2):
Inventory price change (loss) gain	$(3,375,000)	$2,454,000
Inventory cost adjustments	111,000	(184,000)
Aged inventory adjustment	(16,000)	(57,000)
Manufacturing variances	(496,000)	777,000
Total other (unfavorable) favorable impacts	$(3,776,000)	$2,990,000

Metals Segment
Operating income	$1,437,000	$6,017,000
Adjustments:
Depreciation expense	1,482,000	1,022,000
Amortization expense	924,000	571,000
EBITDA	3,843,000	7,610,000
Acquisition costs	1,358,000	13,000
Stock option / grant costs	147,000	48,000
Amortized gain on sale of assets - sale-leaseback	—	(60,000)
Retention expense	54,000	42,000
Metals Segment Adjusted EBITDA	$5,401,000	$7,653,000
% segment sales	7.6%	16.8%

Other (unfavorable) favorable impacts to income (2):
Inventory price change (loss) gain	$(3,375,000)	$2,454,000
Inventory cost adjustments	96,000	(190,000)
Aged inventory adjustment	(17,000)	(57,000)
Manufacturing variances	(306,000)	886,000
Total other (unfavorable) favorable impacts	$(3,602,000)	$3,093,000

Specialty Chemicals Segment
Operating income	$614,000	$863,000
Adjustments:
Depreciation expense	369,000	359,000
Amortization expense	—	6,000
EBITDA	983,000	1,228,000
Stock option / grant costs	69,000	24,000
Amortized gain on sale of assets - sale-leaseback	—	(24,000)
Specialty Chemicals Segment Adjusted EBITDA	$1,052,000	$1,228,000
% segment sales	7.7%	9.5%

Other (unfavorable) favorable impacts to income (2):
Inventory price change loss	$—	$6,000
Inventory cost adjustments	$15,000	$—
Aged inventory adjustment	1,000	—
Manufacturing variances	(190,000)	(109,000)
Total other (unfavorable) favorable impacts	$(174,000)	$(103,000)
(1) Acquisition costs include the amortization of the incremental fair value above predecessor cost associated with acquired inventory that was sold during the quarter.
(2) Other favorable (unfavorable) impacts to income - listed to provide investors with insight into financial impacts, that cannot be included in the Non-GAAP measure Adjusted EBITDA, but management believes can provide insight into underlying operational earnings associated with the respective period's activity level. The items include a) inventory price change - the calculated value that profits improved (declined) due to the increase (decrease) in metal and alloy pricing indices during the period, and b)inventory valuation adjustments - value of periodic adjustment to inventory carrying value unrelated to periodic earnings including i) reserve for lower of cost or net realizable value, ii) reserve for aged inventory and iii) manufacturing variances - the calculated value of manufacturing absorption deferred into inventory to be amortized in a later period, rather than being shown in the period that created the benefit or cost.

Reconciliation of (Loss) Income and (Loss) Earnings Per Share to Adjusted Net Income and Adjusted Earnings Per Share

	THREE MONTHS ENDED
(unaudited)	Mar 31, 2019	Mar 31, 2018

(Loss) income before taxes	$(1,333,000)	$4,894,000

Adjustments:
Acquisition costs	1,640,000	13,000
Earn-out adjustments	17,000	154,000
(Gain) loss on investments in equity securities	(273,000)	88,000
Stock option / grant costs	616,000	192,000
Straight line lease cost	137,000	92,000
Amortized gain on sale of assets - sale-leaseback	—	(84,000)
Retention expense	79,000	42,000

Adjusted income before income taxes	882,000	5,391,000
Provision for income taxes at 30.5%	269,000	1,644,000

Adjusted net income	$613,000	$3,747,000

Average shares outstanding, as reported
Basic	8,927,000	8,746,000
Diluted	8,927,000	8,806,000

Adjusted net income per common share
Basic	$0.07	$0.43
Diluted	$0.07	$0.43

Other (unfavorable) favorable impacts to income (2):
Inventory price change gain (loss)	$(3,375,000)	$2,454,000
Inventory cost adjustment	111,000	(184,000)
Aged inventory adjustment	(16,000)	(57,000)
Manufacturing variance	(496,000)	777,000

Total other (unfavorable) favorable impacts	$(3,776,000)	$2,990,000
Other impacts, net of tax	$(2,624,000)	$2,078,000

(2) Other favorable (unfavorable) impacts to income - listed to provide investors with insight into financial impacts, that cannot be included in the Non-GAAP measure Adjusted Net Income, but management believes can provide insight into underlying operational earnings associated with the respective period's activity level. The items include a) inventory price change - the calculated value that profits improved (declined) due to the increase (decrease) in metal and alloy pricing indices during the period, and b)inventory valuation adjustments - value of periodic adjustment to inventory carrying value unrelated to periodic earnings including i) reserve for lower of cost or net realizable value, ii) reserve for aged inventory and iii) manufacturing variances - the calculated value of manufacturing absorption deferred into inventory to be amortized in a later period, rather than being shown in the period that created the benefit or cost.

Condensed Consolidated Balance Sheets
(unaudited)	Mar 31, 2019	Dec 31, 2018

Assets
Cash	$605,000	$2,220,000
Accounts receivable, net	46,858,000	41,065,000
Inventories, net	114,158,000	114,201,000
Other current assets	10,341,000	9,983,000
Total current assets	171,962,000	167,469,000

Property, plant and equipment, net	42,792,000	40,925,000
Right-of-use assets, operating leases	36,759,000	—
Goodwill	16,844,000	9,800,000
Intangible assets, net	18,772,000	9,696,000
Other assets	468,000	508,000

Total assets	$287,597,000	$228,398,000

Liabilities and Shareholders' Equity
Accounts payable	$30,440,000	$25,074,000
Accrued expenses and other current liabilities	11,283,000	12,163,000
Current portion of long-term debt	4,000,000	—
Current portion operating lease liabilities	3,474,000	—
Current portion of finance lease liabilities	236,000	—
Total current liabilities	49,433,000	37,237,000

Long-term debt	87,481,000	76,405,000
Long-term portion of earn-out liability	7,409,000	4,703,000
Long-term portion of operating lease liabilities	34,366,000	—
Long-term portion of finance lease liabilities	539,000	—
Long-term portion of deferred sale-leaseback gain	—	5,599,000
Other long-term liabilities	65,000	1,717,000
Deferred income taxes	1,508,000	253,000
Shareholders' equity	106,796,000	102,484,000

Total liabilities and shareholders' equity	$287,597,000	$228,398,000

Note: The condensed consolidated balance sheet at December 31, 2018 has been derived from the audited consolidated financial statements at that date.

Reconciliation of Forecasted 2019 Net Income to Forecasted 2019 Adjusted EBITDA

(unaudited)	2019 Forecast
Consolidated
Net income	$9,423,000
Adjustments:
Interest expense	3,493,000
Income taxes	2,659,000
Depreciation	7,436,000
Amortization	3,613,000
EBITDA	26,624,000
Earn-out adjustments	201,000
Acquisition costs	1,640,000
Stock option / grant costs	1,292,000
(Gain) Loss on investments	(273,000)
Straight line lease cost	404,000
Retention expense	148,000
Adjusted EBITDA	$30,036,000

Other favorable (unfavorable) impacts to income (2)
Inventory price change loss	$(3,375,000)
Inventory cost adjustments	162,000
Aged inventory adjustment	(16,000)
Manufacturing variances	(702,000)
Total other unfavorable impacts	$(3,931,000)
(2) Other favorable (unfavorable) impacts to income - listed to provide investors with insight into financial impacts, that cannot be included in the Non-GAAP measure Adjusted Net Income, but management believes can provide insight into underlying operational earnings associated with the respective period's activity level. The items include a) inventory price change - the calculated value that profits improved (declined) due to the increase (decrease) in metal and alloy pricing indices during the period, and b)inventory valuation adjustments - value of periodic adjustment to inventory carrying value unrelated to periodic earnings including i) reserve for lower of cost or net realizable value, ii) reserve for aged inventory and iii) manufacturing variances - the calculated value of manufacturing absorption deferred into inventory to be amortized in a later period, rather than being shown in the period that created the benefit or cost.